Exhibit 99.2

EARNINGS CALL SCRIPT - Q3 FY2019

The following is a summary of our operational results for the third quarter of fiscal 2019. The purpose of these notes is to add more detail to the standard press release we issue each quarter. We intend to dedicate the Earnings Call time to answering any specific questions on our results or performance year-to-date.

INTRODUCTORY UPDATE

As we announced in June of 2017, and have repeated in our earnings call scripts since, we have an ongoing investigation relating to our Mexico operations. As previously stated, we voluntarily disclosed the matters under investigation to the Department of Justice and the Securities and Exchange Commission in June 2017. We remain committed to full cooperation with both agencies and also reaffirm our strong commitment to compliance with all applicable laws and regulations. Since it is an ongoing investigation, we are not able to provide additional information or answer questions about the investigation at this time.

We sold our Mexico operations effective July 1, 2018. As a result of the sale of Mexico, we have classified the Mexico operating segment as discontinued operations and will focus on our US operations.

OVERALL

The third quarter of fiscal year 2019 extends the positive results related to growth in accounts and outstanding loans experienced in recent periods. We sustained these growth trends and continued to accelerate our growth in the US.

US Revenues during the third quarter of fiscal 2019 increased 9.5% over the same quarter last year. Our US revenues increased due to higher interest and fee income, primarily as a result of higher average-earning loans outstanding and higher insurance revenue. Likewise, same-store revenue in the US (from the 1,143 branches open in both quarters) increased 8.0%. We have seen a slight reduction in the overall yield on our portfolio. This is largely due to our focus on loaning larger principal amounts with lower interest rates to our performing customers. We have also reduced our interest rates in certain markets in an effort to increase demand.

Net income from continuing operations for the third quarter of fiscal 2019 increased to $6.3 million from $200,000 for the same quarter of the prior year.

Net income for the third quarter of fiscal 2019 increased $4.6 million to $6.3 million compared to the $1.7 million in net income reported for the same quarter of the prior year.

Net income from continuing operations and net income were impacted by a $10.5 million write-down of our deferred tax asset ("DTA Write-Down") in the prior year quarter. Excluding the DTA Write-Down, net income from continuing operations decreased $4.4 million, or 41.5%. This decrease was primarily due to the additional share-based compensation expense of $6.2 million ($4.9 million after tax) associated with the previously disclosed Long-Term Incentive Program and director equity grants, which occurred on October 15, 2018.

Our provision for loan losses increased $8.5 million for the third quarter of fiscal 2019. This is primarily due to an increase in our net charge-offs of $6.6 million. The portion of the provision for loan losses related to a change in loans outstanding increased by $1.2 million in the third quarter of fiscal 2019, as compared to the third quarter of fiscal 2018 due to faster growth in outstanding loans in the US during the quarter. There was a $630,000 increase in the US provision due to an increase during the quarter in US accounts 90 days past due when comparing the third quarter of fiscal 2019 to the third quarter of fiscal 2018.

We did not experience an increase in legal and professional expense compared to the prior year quarter; however, our legal and professional expenses remain elevated. We incurred $300,000 in cost related to the Mexico investigation during the quarter.

Personnel expense in the US increased by $10.6 million during the third quarter of fiscal 2019, as compared to the third quarter of fiscal 2018 primarily due to $6.2 million of additional share-based compensation associated with the previously announced long-term incentive program and director equity awards. Salary and benefit expense increased $3.8 million largely due to a 6.8% increase in average full time equivalent employees quarter over quarter. Average headcount increased largely due to de novo branches and the acquisition of branches and accounts.

LOAN PORTFOLIO PERFORMANCE

US Customer Base:

We continue to refine customer acquisition strategies and we now have the largest customer base in company history, after growing 9.6% year-over-year as of December 31, 2018; this is compared to 0.0%, -1.1%, -3.6%, -2.3%, and 5.0% in the preceding 5 fiscal years (2014-2018, respectively). We completed acquisitions of several performing loan portfolios that resulted in 3.7% unique customer growth year-over-year, making the organic year-over-year customer growth 5.9%. We ended the third quarter with 60,500 more customers than the prior record, set in December 2012. Year to date, our unique customer base has grown by 17.8% an increase over the prior year's year-to-date growth of 13.8%.

With such significant growth in our customer base, we continue to set new quarterly records for former and new customers as well. Former borrowers continued to return and open new loans in record numbers during the third quarter of fiscal 2019; we experienced an increase of 6.3% in former borrower originations over the same quarter of the prior year. Year-to-date, former borrower originations have increased 4.5% compared to fiscal 2018. New borrower originations during the quarter increased 9.3% compared to the same quarter of fiscal year 2018. Year-to-date, new borrower originations have increased 14.0% compared to fiscal 2018. The new and former borrower growth numbers are organic and excludes the direct impact of portfolio acquisitions.

US Gross Loan performance:

Our gross loans at December 31, 2018, of $1.26 billion is our largest portfolio size to date, an 11.7% increase year-over-year and 7.6% increase from the prior largest third quarter ending December 31, 2013. Gross loans increased 11.7% in the third quarter compared to 9.7%, 7.4%, 5.4%, 7.4%, and 10.1% in the preceding 5 fiscal years (2014-2018, respectively). Fiscal year-to-date, our gross loans have grown 25.4%, the largest increase in recent history.

Looking at same store year-over-year gross loans outstanding growth in the US, our balances increased by 10.8%, or $121 million, as of the end of the third quarter of fiscal 2019. This is an improvement on the same quarter of last year where same store gross loans outstanding increased 5.1%. More than 70% of our stores opened during both fiscal years grew their number of accounts year-over-year and 78% grew their outstanding loans. Same stores' customer base increased by 73,000 in total year-over-year compared to 38,000 at the end of the third quarter of fiscal 2018.

Credit Quality of Customer Base:

We monitor credit quality through a series of early performance indicators as well as credit scores and have maintained similar or higher credit scores in all categories of borrowers (new, former and current). This is especially important as we monitor the credit risk and performance of new borrowers which have increased dramatically this fiscal year. New borrowers as a percentage of the quarter-end portfolio have grown 39% year-over-year, this is compared to a 10% year-over-year growth for fiscal 2018 and an average of near zero growth in fiscal years 2015-2017. We anticipate that this increased weighting of new borrowers, our riskiest customer type, in the portfolio will naturally result in increased delinquencies and charge-offs in the future, both in dollars and rates. The provision for future losses has increased and we attribute roughly 60% of the growth due to the overall ledger increase, 30% to the large disproportionate growth in new borrowers, and 10% to other, including the potential impacts of portfolio acquisitions, overall economic conditions, etc. The increase in provision is within the expected range for new borrowers as we continue to invest in the portfolio for future revenue growth.

Delinquencies:

Accounts in the US that were over 90 days delinquent remained steady at 3.7% compared to December 31, 2017. In our US operating segment, accounts that are 0 to 60 days past due on a recency basis as a percentage of gross loans were down slightly compared to December 31, 2017 levels.

New Branches:

As of December 31, 2018, we had 1,204 branches in the US, of which 1,176 are operating under the World Finance name. We continue to re-brand current and acquired branches to strengthen our brand name and reputation and intend to brand all of our operations under the World Finance name in the future.

OTHER PERFORMANCE DETAILS

Outstanding Debt:

As of December 31, 2018, our debt to equity ratio was down to 0.5:1 from 0.8:1 as of December 10, 2017. We consider 2:1 to be a conservative level, and we are significantly below that level.

Over the last twelve months, we have decreased our net outstanding debt (outstanding debt less cash) by $67.5 million, while increasing our gross loans receivable, net of unearned interest, insurance and fees by $93.6 million.

Share Repurchases:

We repurchased approximately 67,000 shares of our common stock during the third quarter fiscal 2019.

REGULATORY ENVIRONMENT

State-level Regulations:

We are not aware of any significant changes in state regulations that have been adopted (or appear likely to be adopted in the near term) that are likely to have a material adverse effect on our business.

CFPB:

Regarding the final regulations from the CFPB on small-dollar lending, we believe the effect on our business practices will be very limited. Regarding any other proposed regulation, such as CFPB supervisory oversight, we are not in a position to be able to comment about the potential impact. We will discuss any effect on our operations or policies if, and when, any legislation or regulation is fully enacted that impacts our business.

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